Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan José Román	Kathy Waller
Vice President of Finance & CFO	Co-President
(787) 749-4949	(312) 640-6696
Triple-S Management Corporation Reports First Quarter 2008 Results;
Cites Growth Resulting From Strong Market Position
SAN JUAN, Puerto Rico, May 6, 2008 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced positive improvements in consolidated revenues and operating income for the three months ended March 31, 2008. Net income of $1.2 million, or $0.04 per diluted share, includes an after tax net loss of $7.1 million or $0.21 per share in net realized gains and unrealized losses on investments and derivatives.
First Quarter Highlights
•	Net premiums earned increased 16.0 percent year over year to $404.4 million

•	Operating income increased 16.5 percent year over year to $11.3 million

•	Excluding net realized gains, unrealized losses, and a reduction in the unrealized gain in derivatives included within other income (expenses), net income increased 59.6 percent to $ 8.3 million

•	Excluding net realized gains, unrealized losses, and a reduction in the unrealized gain in derivatives included within other income (expenses), diluted earnings per share were $0.25 based on 32.2 million weighted average shares outstanding, representing an increase of 31.6 percent year over year

•	Medical Loss Ratio (MLR) increased 90 basis points to 91.1 percent

•	Operating expense ratio decreased 120 basis points to 14.7 percent

•	Continued success expanding Medicare Advantage business: over 54,000 additional members at March 31, 2008, a 77.9 percent year-over-year increase
“Triple-S started the 2008 fiscal year with a strong first quarter. Notwithstanding the period’s net unrealized losses on the trading portfolio, our performance met expectations,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “Medicare Advantage market share increases and continued improvements in our Commercial portfolio were all contributing factors to our successful quarter.”
Consolidated operating revenues for the three months ended March 31, 2008, were $421.5 million, 16.1 percent higher than the same period of the previous year. The increase resulted primarily from the membership enrollment growth in the Medicare Advantage business, as well as premium rate increases across all businesses in the managed care segment.
Consolidated claims incurred and operating expenses for the year were $410.2 million, an increase of 16.1 percent from the same period of the prior year. Consolidated claims
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incurred increased, due to higher business volume and a higher MLR, principally in the Medicare Advantage business. Operating expenses increased by 7.0 percent as the result of higher business volume.
Net income for the three months ended March 31, 2008, was $1.2 million, or $0.04 per diluted share based on weighted average shares outstanding of 32.2 million. This compares with net income for the three months ended March 31, 2007, of $4.5 million, or $0.17 per diluted share based on weighted average shares outstanding of 26.7 million. The earnings for the three months ended March 31, 2008, include an after tax net loss of $0.14 per diluted share in net realized gains and unrealized losses and a reduction in the unrealized gain in derivatives of $0.07 per diluted share included within other income (expenses). Excluding the effect of these items in the three months ended March 31, 2008, and 2007, net income increased by 59.6 percent and earnings per diluted share would have amounted to $0.25 and $0.19, respectively.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.

	Three months ended March 31,
(Unaudited)			Percentage
(dollar amounts in millions)	2008	2007	Change

Operating revenues:
Managed Care	$370.1	314.8		17.6%
Life Insurance	26.1	26.1		0.0%
Property and Casualty	26.3	24.0		9.6%
Other	(1.0)	(1.8)		(44.4%)

Total operating revenues	$421.5	363.1		16.1%

Operating income:
Managed Care	$5.3	4.1		29.3%
Life Insurance	2.5	3.0		(16.7%)
Property and Casualty	2.1	1.4		50.0%
Other	1.4	1.2		16.7%

Total operating income	$11.3	9.7		16.5%

Operating margin:
Managed Care	1.4%	1.3%	10	bp
Life Insurance	9.6%	11.5%	-190	bp
Property and Casualty	8.0%	5.8%	220	bp
Consolidated	2.7%	2.7%	0	bp
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Managed Care Results Summary
Total medical premiums earned for the three months ended March 31, 2008, were $359.9 million, up 17.8 percent versus the same period of 2007, primarily due to higher Medicare Advantage member enrollment and rate increases across all businesses.
Medical premiums earned in the Medicare Advantage business increased by $43.4 million to $96.9 million, or 81.1 percent. This reflected an increase in member month’s enrollment of 61,899, or an increase of 48.1 percent, and higher average per member per month premiums.
Medical premiums earned in the Reform business increased by $9.2 million, or 12.8 percent, to $81.0 million during the three months ended March 31, 2008, mainly due to rate increases, net of a decrease in enrollment. Member month’s enrollment during the three months ended March 31, 2008, decreased by 31,186 or 2.9 percent as compared to the same period in 2007.
Medical premiums earned in the Commercial business increased by $1.7 million, or 0.9 percent, to $182.0 million during the three months ended March 31, 2008. The increase is attributable to the net effect of an increase in rates and a decrease of 18,254, or 1.5 percent, in member month’s enrollment.
Medical claims incurred increased by $52.4 million, or 19.0 percent, to $327.9 million largely driven by a higher MLR and the higher volume of business. The overall MLR increased 90 basis points during the three months ended March 31, 2008, to 91.1 percent. This increase was the result of increases in the Medicare business MLR partially offset by significant improvements in the Commercial MLR.
Operating expenses were up by $1.7 million, or 4.8 percent, to $36.9 million, compared with the same period of last year. The increase is primarily attributed to the higher volume of business, particularly in the Medicare Advantage business. The segment’s operating expense ratio fell by 130 basis points, to 10.1 percent.

Managed Care	Three months ended March 31,
Additional Data	2008	2007

Member months enrollment
Commercial:
Fully-insured	1,235,489	1,253,743
Self-funded	496,062	479,323
Total Commercial	1,731,551	1,733,066

Reform	1,033,660	1,064,846
Medicare	190,529	128,630
Total member months	2,955,740	2,926,542

Medical loss ratio	91.1%	90.2%
Operating expense ratio	10.1%	11.4%
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Managed Care	As of March 31,
Membership by Segment	2008	2007

Members
Commercial:
Fully-insured	412,692	418,275
Self-funded	163,517	161,612
Total Commercial	576,209	579,887

Reform	343,534	353,460
Medicare	65,538	42,357
Total members	985,281	975,704
Reiterate 2008 Guidance
“Triple-S Management has gotten off to a solid start in 2008 and we remain well-positioned to deliver on our operating plan,” said Ruiz-Comas. “We continue to execute on our strategy of improving margins, expanding the Medicare Advantage business, strengthening our Commercial segment, developing new products, seeking opportunities to cross-sell our different lines of insurance, and pursuing possible acquisitions within the Puerto Rican market.”
The Company’s outlook for full year 2008 remains unchanged as follows:
•	Total medical enrollment is expected to grow approximately one percent, with Medicare Advantage enrollment rising 30-35 percent.

•	Consolidated operating revenues are anticipated to be $1.66 — $1.70 billion.

•	Consolidated loss ratio is expected to be 83.0 — 83.5 percent, with the managed care MLR ranging between 87.6 and 88.1 percent.

•	Consolidated operating expense ratio is anticipated to be approximately 15.2 percent.

•	The Company expects earnings per share of $1.88 — $1.98, based on 32.1 million weighted average shares outstanding.
Conference Call and Webcast
Management will host a conference call and webcast Tuesday, May 6 at 10:00 a.m. Eastern Time to discuss its financial results for the first quarter of 2008, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-218-4007, and international callers should dial 1-303-262-2138 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least
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the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is the largest managed care company in Puerto Rico and has the exclusive right to use the Blue Shield name and mark throughout the country. It holds a leading market position, with approximately 1 million members across all regions, or about 25 percent of the population. With more than 45 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare and the Reform markets. It also provides complementary products and services. The Company is the largest provider of life and accident and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com.
Forward-looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government regulation of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs
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•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	March 31,	December 31,
	2008	2007
Assets
Investments	$1,093,506	$1,011,009
Cash and cash equivalents	62,184	240,153
Premium and other receivables, net	211,314	202,268
Deferred policy acquisition costs and value of business acquired	118,987	117,239
Property and equipment, net	43,162	43,415
Other assets	37,595	45,458

Total assets	$1,566,748	$1,659,542

Liabilities and Stockholders’ Equity
Policy liabilities and accruals	$710,836	$726,519
Accounts payable and accrued liabilities	181,566	279,539
Borrowings	180,362	170,946

Total liabilities	1,072,764	1,177,004

Stockholders’ equity:
Common stock	32,309	32,309
Other stockholders equity	461,675	450,229

Total stockholders’ equity	493,984	482,538

Total liabilities and stockholders’ equity	$1,566,748	$1,659,542

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited	Historical
	2008	2007
Revenues:
Premiums earned, net	$404,399	$348,465
Administrative service fees	3,713	3,509
Net investment income	13,432	11,121

Total operating revenues	421,544	363,095

Net realized investment gains	609	1,196
Net unrealized investment loss on trading securities	(6,250)	(1,925)
Other income, net	(1,521)	209

Total revenues	414,382	362,575

Benefits and expenses:
Claims incurred	350,207	297,318
Operating expenses	60,031	56,137

Total operating costs	410,238	353,455

Interest expense	3,673	3,952

Total benefits and expenses	413,911	357,407

Income before taxes	471	5,168

Income tax expense (benefit)	(731)	663

Net income	$1,202	$4,505

Basic net income per share	$0.04	$0.17

Diluted earnings per share	$0.04	$0.17
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited	Historical
	2008	2007
Net cash provided by operating activities	$(118,110)	$3,589

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	67,267	59,497
Fixed maturities matured	48,133	5,178
Fixed maturity securities held to maturity	22,863	209
Acquisition of investments:
Securities available for sale:
Fixed maturities	(205,474)	(66,243)
Equity securities	(12,143)	(499)
Fixed maturity securities held to maturity	(5,120)	—
Net disbursements for policy loans	376	(34)
Capital expenditures	(1,547)	(1,447)

Net cash used in investing activities	(85,645)	(3,339)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	15,446	2,140
Repayments of short-term borrowings	(45,661)	—
Proceeds from short-term borrowings	55,486	—
Repayments of long-term borrowings	(409)	(410)
Dividends	—	(2,448)
Proceeds from policyholder deposits	2,611	1,440
Surrenders of policyholder deposits	(1,673)	(1,938)
Other	(14)	—

Net cash provided by (used in) financing activities	25,786	(1,216)

Net decrease in cash and cash equivalents	(177,969)	(966)

Cash and cash equivalents, beginning of period	240,153	81,320

Cash and cash equivalents, end of period	$62,184	$80,354

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